CONSENT OF PEABODY & BROWN


The Board of Directors
Harbor Federal Savings Bank
Harbor Florida Bancorp, Inc.



	We hereby consent to the use of our firm's name in the Form S-4, Registration Statement, and Amendments thereto as filed with the Securities and Exchange Commission by Harbor Florida Bancorp, Inc and to the references to our opinion therein under the heading "Legal Opinion."




						/s/Peabody & Brown

Washington, D.C.
June 25, 1997